Exhibit 99.1

Pulmatrix Reports First Quarter 2021 Financial Results and Provides Business Update

PUR1800 Phase 1b data anticipated in Q4 2021

Phase 1/ Phase 2 Study for PUR3100 in acute migraine treatment on-track for study start in Q1 2022

Cash runway extends beyond anticipated PUR1800 Ph1b and PUR3100 Ph1/Ph2 data milestones

Pulmatrix seeks reaffirmation of 50/50 partnership from Cipla Technologies

LEXINGTON, Mass., May 11, 2021 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today reports its first quarter 2021 financial results and provides a business update.

Q1 and Recent Highlights:

PUR1800

●	Pulmatrix regained full rights to its narrow spectrum kinase inhibitor (NSKI) portfolio, including PUR1800, following Johnsons & Johnson’s Enterprise Innovation’s (JJEI) decision to terminate the Company’s license, development and commercialization agreement. JJEI’s termination of the agreement had no material impact on our financial projections.
●	Pulmatrix intends to continue the development of PUR1800, with ongoing clinical and toxicology studies to support programs in acute exacerbations in COPD (AECOPD) and other chronic airway diseases.
●	Initiated the Phase 1b clinical study of PUR1800, dosing 5 of 15 patients to date. Study endpoints include safety, tolerability and exploratory biomarkers to demonstrate target engagement and anti-inflammatory effect. Ph1b top-line data is expected in Q4 2021, shortly after data from 6 and 9-month toxicology studies.
●	With existing 28-day toxicology results, the Company expects that completion of the PUR1800 Phase 1b will enable a Ph2 efficacy trial in AECOPD. The results from 6 and 9-month toxicology studies underway may expand the PUR1800 opportunity to additional indications which require chronic dosing.

PUR3100

●	PUR3100 development candidate, a dry powder iSPERSE formulation of dihydroergotamine (DHE) for pulmonary delivery in acute migraine.
●	Completed dog PK study of PUR3100, demonstrated similar exposure kinetics to modelled kinetics from published data with MAP0004, the MAP Pharmaceuticals pMDI inhaled formulation of DHE.

Pulmazole

●	Successfully completed a Type C Meeting with the U.S. FDA for the further clinical development of Pulmazole.
●	On May 10, 2021, we sent a letter to Cipla Technologies LLC (“Cipla”) notifying Cipla that it is in material breach of our Development and Commercialization Agreement (the “Cipla Agreement”), dated April 15, 2019, due to Cipla’s anticipatory breach of its obligation under the Cipla Agreement to fund 50% of the development costs for Pulmazole. We have given Cipla 30 days from the date of the letter to reaffirm that it will perform the Agreement in accordance with its terms or we will exercise our contractual right to terminate the agreement for Cipla’s material breach and reacquire all rights to Pulmazole for 25% of its fair market value. In either outcome, Pulmatrix intends to advance Pulmazole clinically to Ph2b.

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●	Hosted KOL investor event featuring presentations by Stewart J. Tepper, M.D., F.A.H.S, Geisel School of Medicine at Dartmouth and Stephen Silberstein, M.D., F.A.C.P., Thomas Jefferson University, detailing the current landscape and unmet need for acute migraine, the potential of novel DHE therapies, and the development plan and preclinical data for PUR3100
●	Progressing IND-enabling studies with Phase 1/Phase 2 clinical study anticipated to begin Q1 2022.

Corporate:

●	Completed a registered direct offering with gross proceeds of $40 million extending the Company’s cash runway to fully fund data readouts across its development pipeline including PUR1800 Phase 1b and PUR3100 Phase 1 / Phase 2 studies.

“The first quarter of 2021 has marked a number of significant milestones for Pulmatrix,” said Ted Raad, Chief Executive Officer of Pulmatrix. “Each of our iSPERSE enabled programs, ranging from asthma, COPD, and migraine, represents an opportunity to address significant unmet needs of large patient populations. We are pleased to now have the kinase inhibitor portfolio back in our proprietary pipeline following the termination of the development and licensing agreement with Johnson & Johnson. We also remain steadfast in our objective to bring Pulmazole to market and address significant unmet need of patients suffering from ABPA. Our recent notice to Cipla Technologies demonstrates that commitment. With our strong balance sheet, we believe that we can fund operations through planned data milestones for PUR1800 and PUR3100 and, if we ultimately re-acquire Pulmazole from Cipla, begin our Ph2b study.”

Financials

As of March 31, 2021, Pulmatrix had $63.4 million in cash and cash equivalents, compared to $31.7 million for the year ended December 31, 2020.

Revenue for the first quarter of 2021 was $1.4 million, compared to $2.8 million for the same period in 2020. The revenue for the first quarter of 2021 and 2020 was the result of the collaboration and licensing agreements with Cipla and JJEI.

Research and development expense was $3.9 million in the first quarter of 2021 compared to $5.3 million for the same period in 2020. The decrease year–over-year was primarily attributable to decreased costs associated with the PUR1800 program and clinical study costs incurred for the Phase 2 Pulmazole study partially offset by preclinical and manufacturing costs for the PUR3100 program.

General and administrative expense was $1.6 million for the first quarter of 2021 compared to $2.2 million for the same period in 2020. The decrease year–over-year was primarily attributable to decreased employment, patent, and consulting costs.

Net loss was $4.1 million for the first quarter of 2021 compared to a net loss of $4.7 million for the same period of 2020.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases such as allergic bronchopulmonary aspergillosis (“ABPA”), COPD, and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection; and the outcome of the Company’s dispute with Cipla regarding the continued development of Pulmazole. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent annual report on Form 10-K, as amended, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
Timothy McCarthy, CFA
212.915.2564
tim@lifesciadvisors.com

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PULMATRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At March 31, 2021	At December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,445	$31,657
Accounts receivable	87	84
Prepaid expenses and other current assets	962	797
Total current assets	64,494	32,538
Property and equipment, net	325	361
Operating lease right-of-use asset	1,250	1,489
Long-term restricted cash	204	204
Goodwill	3,577	3,577
Total assets	$69,850	$38,169
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	918	925
Accrued expenses	1,868	2,028
Operating lease liability	1,159	1,135
Deferred revenue	3,143	4,166
Total current liabilities	7,088	8,254
Deferred revenue, net of current portion	5,810	6,168
Operating lease liability, net of current portion	306	608
Total liabilities	13,204	15,030
Commitments (Note 8)
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 authorized and 0 issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 56,249,062 and 36,105,097 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively.	6	4
Additional paid-in capital	295,213	257,604
Accumulated deficit	(238,573)	(234,469)
Total stockholders’ equity	56,646	23,139
Total liabilities and stockholders’ equity	$69,850	$38,169

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PULMATRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2021	2020
Revenues	$1,390	$2,762
Operating expenses
Research and development	3,856	5,287
General and administrative	1,619	2,212
Total operating expenses	5,475	7,499
Loss from operations	(4,085)	(4,737)
Other income (expense)
Interest income	3	52
Other expenses, net	(22)	(1)
Net loss	$(4,104)	$(4,686)
Net loss per share, basic and diluted	$(0.09)	$(0.23)
Weighted average shares used to compute basic and diluted net loss per share	46,032,195	20,469,457

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